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                                                                   Exhibit 13(i)


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post Effective Amendment No. 2 to the Registration Statement No. 333-11137 of New England Variable Annuity Fund I (the "Separate Account") of Metropolitan Life Insurance Company (the "Company") of our report dated February 13, 1998 on the financial statements of the Separate Account for the year ended December 31, 1997, and of our report dated February 12, 1998, except for note 17, as to which the date is March 12, 1998, on the financial statements of the Company for the years ended December 31, 1997 and 1996, appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Statement.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 28, 1998